Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-262019 and 333-234757) and Form S-8 (Nos. 333-30943, 333-15627, 333-50519, 333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337, 333-137599, 333-176895, 333-183597, 333-189452, 333-191080, 333-196275, 333-198012, 333-199795, 333-204583, 333-206029, 333-212163, 333-213032, 333-218472, 333-221290, 333-225388, 333-226879, 333-231670, 333-233458, 333-238572, 333-249757, 333-251489, 333-41594) of 8x8, Inc. of our report dated October 7, 2021, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is November 30, 2021, relating to the financial statements of Fuze, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 25, 2022